ANNOUNCEMENT

Federal Home Loan Bank of Des Moines Dividend Payment Approved

On September 18, 2006, the Board of Directors of the Federal Home Loan Bank of Des Moines approved a cash dividend of 4.25% per annum for the three-month period that ended August 31, 2006.

The dividend is based on the objective of the Board of Directors to maintain a strong financial institution with a balance sheet that is appropriately capitalized. Under the Bank’s Reserve Capital Policy, dividend amounts are determined by weighing the Bank’s risk exposure against retained earnings held. The Reserve Capital Policy currently limits dividends to not more than GAAP earnings during the period for which the dividend is declared. This limit will remain in effect until the Reserve Capital Policy is reviewed by the Board after the earlier of (1) the effective date of any final rule of the Federal Housing Finance Board requiring the Bank to maintain certain retained earnings levels, or (2) June 2007.

In its 2006 second quarter report filed with the Securities and Exchange Commission (SEC), the Bank reported quarterly earnings in excess of $22 million compared with earnings of approximately $21 million for the previous period. As of June 30, 2006, the Bank reported a retained earnings balance of approximately $339 million. Because of the Board-approved dividend limit that restricts the Bank from paying more than GAAP earnings for a dividend period, the Bank does not expect significant changes in its retained earnings level in the immediate future.

The dividend will be credited to members’ demand accounts effective with the close of business on September 28, 2006. Members may access the amount of their dividend payment through the Bank’s eAdvantage system on the Capital Stock Dividend Payments page in the Capital Stock section.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.